Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter 2022

Net Income of $3.3 Million

CONTINUED STRONG ASSET QUALITY AND IMPROVED MARGINS SUPPORT EARNINGS GROWTH

OSWEGO, N.Y., August 1, 2022 – Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced an increase in second quarter 2022 net income of $263,000, or 8.74%, as compared to the second quarter of 2021. Net income for the quarter ended June 30, 2022 was $3.3 million, or $0.54 per basic and diluted common share, compared to $3.0 million, or $0.50 per basic and diluted common share, for the second quarter of 2021. Second quarter 2022 total revenue (net interest income and total noninterest income) of $11.3 million decreased $376,000, or 3.2%, compared to the second quarter of 2021.

Second Quarter 2022 and Six Month Performance Highlights

•
Total interest-earning assets at June 30, 2022, of $1.28 billion increased by $89.6 million, or 7.53%, from $1.19 billion at June 30, 2021 and $67.2 million, or 5.6%, from $1.21 billion at December 31, 2021.
•
Total loans were $866.3 million at the end of the second quarter of 2022 compared to $835.0 million one year prior and $832.5 million at December 31, 2021. Excluding PPP-related loans, total loans grew by $80.1 million, or 10.3%, from June 30, 2021, and $48.3 million, or 5.94%, from year end 2021.
•
Total deposits at June 30, 2022 were $1.14 billion, an increase of $106.2 million, or 10.29%, compared to $1.03 billion one year prior and $82.5 million, or 7.8%, from $1.06 billion at December 31, 2021.
•
A more beneficial deposit mix contributed to a 4 basis point reduction in deposit funding costs to 0.50% for the second quarter 2022, as compared to 0.54% in the prior year’s second quarter. Total funding costs decreased 8 basis points to 0.69% from the prior year’s second quarter of 0.77%.
•
Total second quarter 2022 net interest income of $10.0 million decreased by $238,000, or 2.3%, from the prior year period, and net interest margin contracted to 3.14%, down 28 basis points from the prior year period.
•
Tangible book value per common share of $17.18 was up 3.6% from $16.59 a year ago.

“The second quarter of 2022 was another strong quarter for our Company, with continued loan growth and outstanding credit quality,” said James A. Dowd, President and Chief Executive Officer. “Our success in the first half of the year can be attributed to our very deliberate balance sheet positioning and our continued focus on the management of operating expenses. In combination, these efforts have led us to an exceptional first half of the year. We believe that we remain well-positioned for success in the rising interest rate environment while keeping a close watch on the potential impacts of inflation and economic uncertainty.”

“In the second quarter of 2022, we grew total revenue to $11.3 million, up 3.2% from the year-ago period. As a result, we continued to further improve overall profitability, which was evident in our profitability metrics of return on average assets of 0.99% and our annualized return on average equity of 12.08%.”

“For the second sequential quarter, our Board of Directors approved a quarterly cash dividend of $0.09 per share, a $0.02, or 28.6% increase compared to the dividend declared in June 2021, which reflects our ongoing commitment to creating value for our investors by returning an appropriate level of capital to our shareholders.”

“Our team has been focused on enhancing relationships with both new and existing customers within our Central New York footprint and their contributions continue to drive significant growth. We have also continued to improve our funding mix and are well-positioned to benefit in the rising interest rate environment.”

“Primarily due to the impact of inflationary pressures, we have continued to see an increase in noninterest expenses from the prior year period. However, we remain actively focused on effective expense management, while continuing to make prudent investments to increase our long-term growth. We continue to make investments that will better position us to serve our customers now and in the future. As an example, we look forward to the opening of our newest strategically located branch in Syracuse this fall. This branch will offer a broad range of community banking services to areas that we believe are currently underserved and allow us to explore additional opportunities to expand our successful presence within our footprint.”

“I am excited by the growth performance and opportunities for both the Company and the Central New York communities we serve. Our highly skilled team is committed to deliver on the strong loan and deposit pipeline opportunities we see and continue to grow our Company while providing long-term shareholder value.”

Income Statement for the Quarter and Six Months Ended June 30, 2022

Second quarter 2022 net interest income was $10.0 million, a decrease of $238,000 or 2.3%, compared to $10.2 million for the same quarter in 2021. The decrease in net interest income between comparable quarters was primarily due to a 34 basis point reduction in yields on interest-earning assets, which was partially offset by the Company’s improved funding mix, which reduced total interest expense for the second quarter of 2022 by $122,000, or 6.6%, to $1.7 million, from $ 1.9 million for the prior year quarter. Interest and dividend income in the second quarter of 2022 was $11.7 million, compared to $12.1 million in the second quarter of 2021. The net interest margin for the second quarter of 2022 was 3.14%, reflecting a 28 basis point decrease compared to 3.42% for the second quarter of 2021. This primarily reflects a 41 basis point decline in loan yields which was partially offset by the 8 basis point decline in the average cost for interest-bearing liabilities.

The 41 basis point decline in loan yields during the three months ended June 30, 2022, as compared to the same three month period in 2021, was due to three factors, most notably a $468,000, or 22 basis point, reduction in deferred PPP fee income recognized in the quarter ended June 30, 2022 as compared to the same quarterly period in 2021. Secondarily, during the fourth quarter of 2021, the Bank acquired via purchase approximately $62.4 million in consumer installment and commercial lines of credit loans whose yields range from 3.25-3.38%. These loans were intended to supplement passive investment income at yields that were more favorable to the Bank than those readily available in the securities market at that time of their acquisition. These transactions had the effect of reducing the overall yield on the loan portfolio by approximately 7 basis points, on a quarter over quarter basis. Finally, the remainder of the loan yield reduction during the three months ended June 30, 2022, as compared to the same three month period in 2021, was largely due to reductions in average loan rates resulting from contractual repricing and customer refinancing activities that took place in the low interest environment that existed throughout 2021 and into early 2022.

Net interest income for the first six months of 2022 increased $669,000, or 3.6%, to $19.4 million compared to $18.8 million for the first half of 2021. Interest and dividend income for the six months ended June 30, 2022 was $22.7 million, a decrease of $320,000, or 1.4%, compared to $23.0 million for the same period in 2021. The decrease was primarily due to a decline in loan yields of 23 basis points, despite average loan growth of $1.4 million, or 0.2%, compared to the prior year period, and a $34.4 million increase in average taxable investment securities. Interest expense of $3.2 million for the six-month period decreased by $1.0 million, or 23.4%, from the prior year period, primarily because of a 22 basis point decrease in the interest rate paid on interest bearing liabilities.

The 23 basis point decline in loan yields during the six months ended June 30, 2022, as compared to the same six month period in 2021, was due to a variety of factors, most notably a $600,000, or 14 basis point, reduction in deferred PPP fee income recognized in the first six months of 2022 as compared to the same six month period in the previous year. The majority of the remainder of the loan yield reduction during the six months ended June 30, 2022, as compared to the same six month period in 2021, was largely due to reductions in average loan rates resulting from contractual repricing and customer refinancing activities that took place in the low interest environment that existed throughout 2021 and into early 2022.

Management relies on both internally-prepared and externally-supplied modeling to forecast and manage both net interest margin and associated interest rate risks. As a result of this modeling, the Bank's management team believes that the Company will benefit modestly in terms of expanding net interest margins within the current interest rate environment during the second half of 2022. Relying on this modeling, management forecasts that net interest margin will be in the 3.15-3.20% range in the second half of 2022, including the $172,000 in unearned deferred PPP fee income remaining to be recognized at June 30, 2022. All forecasts of this nature are subject to a wide range of assumptions that may or may not be realized. The most critical of these assumptions are related to the repricing characteristics of the Bank's interest-bearing liabilities and projected customer behavior related to deposits.

Components of Net Interest Income

The following table details the components of net interest income for the three and six months ended June 30, 2022 and 2021:

Unaudited	For the three months ended				For the six months ended
(In thousands, except per share data)	June 30, 2022	June 30, 2021	Change		June 30, 2022	June 30, 2021	Change
Interest and dividend income:
Loans, including fees	$8,974	$9,784	$(810)	-8.3%	$17,666	$18,631	$(965)	-5.2%
Debt securities:
Taxable	2,523	2,152	371	17.2%	4,643	4,128	515	12.5%
Tax-exempt	143	42	101	240.5%	261	71	190	267.6%
Dividends	51	87	(36)	-41.4%	99	174	(75)	-43.1%
Federal funds sold and interest earning deposits	15	1	14	1400.0%	19	4	15	375.0%
Total interest and dividend income	11,706	12,066	(360)	-3.0%	22,688	23,008	(320)	-1.4%
Interest expense:
Interest on deposits	1,134	1,144	(10)	-0.9%	2,099	2,671	(572)	-21.4%
Interest on short-term borrowings	24	3	21	700.0%	29	6	23	383.3%
Interest on long-term borrowings	141	296	(155)	-52.4%	274	591	(317)	-53.6%
Interest on subordinated debt	430	408	22	5.4%	842	965	(123)	-12.7%
Total interest expense	1,729	1,851	(122)	-6.6%	3,244	4,233	(989)	-23.4%
Net interest income	9,977	10,215	(238)	-2.3%	19,444	18,775	669	3.6%
Provision for loan losses	59	929	(870)	-93.6%	161	1,957	(1,796)	-91.8%
Net interest income after provision for loan losses	$9,918	$9,286	$632	6.8%	$19,283	$16,818	$2,465	14.7%

Paycheck Protection Program Discussion

From April 2020 to May 2021, the Company participated in all phases of the Paycheck Protection Program (“PPP”) as administered by the U.S. Small Business Administration (the “SBA”). PPP loans are substantially guaranteed as to timely repayment by the SBA and have unique forgiveness features whereby loan principal amounts may be discharged, for the benefit of the borrowers, by direct payments from the SBA to the lending institution holding the indebtedness. The Company has received both interest (calculated at a stated rate of 1%) and various levels of fee income related to the origination of PPP loans. Information related to the Company’s PPP loans are included in the following tables:

Unaudited	For the three months ended		For the six months ended
(In thousands, except number of loans)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Number of PPP loans originated in the period	-	57	-	478
Funded balance of PPP loans originated in the period	$-	$1,882	$-	$36,369
Number of PPP loans forgiven in the period	96	143	189	349
Balance of PPP loans forgiven in the period	$2,321	$23,985	$8,417	$42,566
Deferred PPP fee income recognized in the period	$267	$735	$547	$1,147

(In thousands, except number of loans)	June 30, 2022	June 30, 2021
Unearned PPP deferred fee income at end of period	$172	$1,720

(In thousands, except number of loans)	Number	Balance
Total PPP loans originated since inception	1,177	$111,721
Total PPP loans forgiven since inception	1,110	$106,844
Total PPP loans remaining at June 30, 2022	67	$4,877

Provision for Loan Losses

The Company reported a provision for loan losses of $59,000 for the second quarter of 2022, reflective of improving asset quality metrics, partially offset by the effects on required reserves related to year-over-year loan growth. This compares to a provision for loan losses of $929,000 for the second quarter of 2021. The credit sensitive portfolios continue to be carefully monitored, and the Bank will consistently apply its loan classification and reserve building methodologies to the analysis of these portfolios. The provision for loan losses for the first six months of 2022 was $161,000, compared to $2.0 million for the same period in 2021. Please refer to the asset quality section below for a further discussion of asset quality as it relates to the allowance for loan loss.

Noninterest Income

Second quarter 2022 noninterest income was $1.3 million, a decrease of $138,000, or 9.6%, compared to $1.4 million for the same three-month period in 2021. The decrease in noninterest income, as compared to the same quarter of the previous year was due to (1) a loss on marketable equity securities in the quarter compared to the net gain on marketable equity securities recorded in the second quarter of 2021, and (2) a decrease in service charges for overdraft, ATM fees and insufficient funds on deposit accounts compared to the second quarter of 2021. Noninterest income was $2.9 million for the six months ended June 30, 2022 and $3.3 million for the six months ended June 30, 2021. For the six months ended June 30, 2022 noninterest income was $2.9 million, a decrease of $380,000, or 11.6%, compared to $3.3 million for the same six-month period in 2021. The decrease in noninterest income, as compared to the six-month period of the previous year was primarily due to the change in gains from the sale of marketable equity securities and gains from the sale of land.

The following table details the components of noninterest income for the three and six months ended June 30, 2022 and 2021:

Unaudited	For the three months ended				For the six months ended
(Dollars in thousands)	June 30, 2022	June 30, 2021	Change		June 30, 2022	June 30, 2021	Change
Service charges on deposit accounts	$283	$357	$(74)	-20.7%	$542	$689	$(147)	-21.3%
Earnings and gain on bank owned life insurance	123	129	(6)	-4.7%	285	254	31	12.2%
Loan servicing fees	69	11	58	527.3%	186	101	85	84.2%
Debit card interchange fees	231	241	(10)	-4.1%	459	462	(3)	-0.6%
Insurance agency revenue	292	234	58	24.8%	591	514	77	15.0%
Other charges, commissions and fees	279	323	(44)	-13.6%	692	565	127	22.5%
Noninterest income before (losses) gains	1,277	1,295	(18)	-1.4%	2,755	2,585	170	6.6%
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	48	90	(42)	-46.7%	105	411	(306)	-74.5%
(Losses) gains on marketable equity securities	(29)	49	(78)	-159.2%	39	283	(244)	86.2%
Total noninterest income	$1,296	$1,434	$(138)	-9.6%	$2,899	$3,279	$(380)	-11.6%

Noninterest Expense

Total noninterest expense for the second quarter of 2022 was $7.1 million, an increase of $301,000, or 4.4%, compared to $6.8 million for the same three-month period in 2021. The increase was primarily a result of higher salaries and employee benefits expense of $284,000, or 8.1%. Partially offsetting the increase in salaries and employee benefits expense was a $137,000, or 20.9%, reduction in data processing expenses, primarily the result of a reduction in ATM processing fees related to third-party vendor refunds obtained through contract renegotiation activities.

Total noninterest expense for the six-month period of 2022 was $14.4 million, an increase of $917,000, or 6.8%, compared with $13.5 million for the prior year period. The increase was primarily a result of higher salaries and employee benefits expense of $992,000, or 14.5%, and was primarily comprised of a $443,000, or 8.8% increase in salaries, a $361,000 reduction in salaries treated as deferred expenses, a $139,000 increase in employee benefits and a $49,000 net increase in all other salaries and employee benefit expenses.

The $443,000 increase in salaries was primarily due to increases in individual salaries, enacted early in 2022 and continuing through the year, as well as modest additions to staff headcount. The Company increased its salary structure where deemed appropriate in order to effectively respond to inflationary and competitive pressures within our marketplace to recruit and retain talent. The $361,000 reduction in deferred salaries was primarily due to the cessation of of PPP loan originations in 2022 as compared to $36.4 million PPP loan originations in the first half of 2021. The $139,000 increase in employee benefit expenses is consistent with increased staffing levels and salaries for 2022.

The following table details the components of noninterest expense for the three and six months ended June 30, 2022 and 2021:

Unaudited	For the three months ended				For the six months ended
(Dollars in thousands)	June 30, 2022	June 30, 2021	Change		June 30, 2022	June 30, 2021	Change
Salaries and employee benefits	$3,785	$3,501	$284	8.1%	$7,834	$6,842	$992	14.5%
Building and occupancy	830	870	(40)	-4.6%	1,656	1,663	(7)	-0.4%
Data processing	517	654	(137)	-20.9%	1,067	1,330	(263)	-19.8%
Professional and other services	452	451	1	0.2%	845	868	(23)	-2.6%
Advertising	235	259	(24)	-9.3%	422	505	(83)	-16.4%
FDIC assessments	222	232	(10)	-4.3%	444	430	14	3.3%
Audits and exams	142	177	(35)	-19.8%	283	379	(96)	-25.3%
Insurance agency expense	254	194	60	30.9%	458	400	58	14.5%
Community service activities	73	34	39	114.7%	135	122	13	10.7%
Foreclosed real estate expenses	27	16	11	68.8%	40	22	18	81.8%
Other expenses	609	457	152	33.3%	1,214	920	294	32.0%
Total noninterest expenses	$7,146	$6,845	$301	4.4%	$14,398	$13,481	$917	6.8%

Balance Sheet on June 30, 2022

The Company’s total assets on June 30, 2022 were $1.36 billion, an increase of $77.9 million, or 6.1%, from $1.29 billion on December 31, 2021. This increase was primarily driven by an increase in loans, along with increased available-for-sale and held-to-maturity securities. Total loans of $866.3 million increased by $33.8 million, or 4.1%, compared with $832.5 million on December 31, 2021 and $31.3 million, or 3.8%, compared with $835.0 million on June 30, 2021, as organic loan growth was partially offset by $8.4 million of PPP loan forgiveness. Investment securities totaled $385.4 million, an increase of $33.2 million, or 9.4%, compared to $352.2 million on December 31, 2021 and $322.1 million on June 30, 2021.

Total deposits on June 30, 2022 were $1.14 billion, an increase of $82.5 million, or 7.8%, from $1.06 billion at December 31, 2021 and an increase of $106.2 million, or 10.3%, compared to June 30, 2021. Interest-bearing deposits of $945.0 million at June 30, 2022 were up by $81.6 million, or 9.4% from year-end 2021, and up by $97.0 million, or 11.4%, from June 30, 2021, a result of municipal deposit inflows and outflows due to seasonal timing of tax collections, as well as an increase in brokered deposits. Noninterest-bearing deposits totaled $192.8 million at June 30, 2022, an increase of $969,000, or 0.5%, from year-end 2021 and an increase of $9.2 million, or 5.0%, from June 30, 2021, resulting from continued growth in business banking relationships.

Shareholders’ equity was $108.1 million at June 30, 2022 compared to $110.6 million at December 31, 2021. There was an overall increase in retained earnings for the six months ended June 30, 2022 of $5.1 million, or 8.4% which was offset by an $8.1 million increase in accumulated other comprehensive loss, due to unrealized temporary losses on investment securities categorized as available-for-sale, and $434,000 in other equity.

The $8.1 million tax-effected increase in accumulated other comprehensive loss from December 31, 2021 to June 30, 2022, was primarily due to the decline in the fair value of the Company's available-for-sale investment securities portfolio during that period. The available-for-sale investment securities portfolio, with an aggregate amortized historical cost of $190.0 million, had an aggregate fair value that exceeded its aggregate amortized historical cost by $579,000, or 0.30%, at December 31, 2021. The available-for-sale investment securities portfolio, with an aggregate amortized historical cost of $214.4 million, had an aggregate fair value that was less than its aggregate amortized historical cost by $11.4 million, or 5.32%, at June 30, 2022. The resultant $12.0 million total decline in the fair value of the available-for-sale investment portfolio's aggregate fair value relative to its aggregate amortized historical cost, in the six months ended June 30, 2022, was due to the significant increase in general interest rates that occurred in that period and did not represent any other-than-temporary impairment within the portfolio at June 30, 2022.

Asset Quality

The Bank maintained strong asset quality metrics for the second quarter of 2022. Annualized net loan charge-offs to average loans were 0.00% for the second quarter 2022, compared with 0.03% for the second quarter of 2021 and 0.12% for the year ended December 31, 2021. Nonperforming loans as a percentage of total loans were 1.35% on June 30, 2022, compared to 1.00% at December 31, 2021 and 1.92% at June 30, 2021. The decrease in the nonperforming loan portfolio on June 30, 2022, as compared to June 30, 2021, was primarily the result of loans held in portfolio that resumed regular payment status following the improvement in general business conditions in the second half of 2021.

The following table summarizes nonaccrual loans by category and status at June 30, 2022:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	18	$1,584	$88	78%	Under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,384	1,384	79%

Monthly payments for interest and escrow requirements are being made with the formal modification of the mortgage expected to be finalized during Q3 of this year. DRI funding is anticipated for receipt during Q3 and Q4 of this year, both allowing for further debt reduction.

	Recreational	1	1,233	1,233	49%

The loan is currently classified as a Troubled Debt Restructuring (TDR). The due date for the loan payment was September 1, 2021. Bank is currently working with Operation Oswego County towards finance of the purchase of the park.

	All other	9	1,844	205	107%	Under active resolution management by the Bank.

Commercial lines of credit:		7	1,794	256	N/A	Under active resolution management by the Bank.

Commercial and industrial:		11	2,241	204	N/A	Under active resolution management by the Bank.

Consumer loans:		6	1,607	268	N/A	Under active resolution management by the Bank.
		53	$11,687	$221

The allowance for loan losses to non-performing loans on June 30, 2022 was 111.9%, compared with 91.3% at June 30, 2021. The change in the allowance for loans losses to non-performing loans is reflective of the significant reductions in nonaccrual loans discussed above.

At March 31, 2022, nonperforming loans as a percentage of total loans were 0.93%, totaling 49 loans with an aggregate outstanding balance of $7.9 million, as compared to 53 loans with an aggregate outstanding balance of $11.7 million at June 30, 2022. This increase of $3.8 million was primarily the result of the addition of a single commercial and industrial nonaccrual loan in the amount of $1.1 million as well as a net increase in the balances of certain other smaller balance loan categories. This loan was returned to accrual status in July 2022. The Bank's management is actively working with each of the nonaccrual loan borrowers and believes that the ultimate resolution of these loans will not have material effect on the results of the Company's operations in future periods.

Cash Dividend Declared

On June 24, 2022, the Company announced that its Board of Directors declared a cash dividend of $0.09 per share on the Company's voting common and non-voting common stock, and a cash dividend of $0.09 per notional share for the issued warrant relating to the fiscal quarter ended June 30, 2022. The dividend will be payable to all shareholders of record on July 15, 2022 and will be paid on August 12, 2022. Based on the closing price of the Company’s common stock of $19.93 on June 30, 2022, the implied dividend yield is 1.86%. The quarterly cash dividend of $0.09 equates to a dividend payout ratio of 21.65%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

The COVID-19 pandemic resulted in significant national and local dislocations and, consequently, unprecedented governmental responses thereto. As a result of the pandemic, in conjunction with other recent political and economic events, such as the ongoing war in the Ukraine, substantial global supply-chain disruptions, significant inflationary pressures, and the recent increases in interest rates enacted by global central banking authorities, including the U.S. Federal Reserve, it can not be determined with certainty if or when adverse local and national economic conditions will develop. We could be subject to any of the following individual or collective risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•
demand for our products and services may decline, making it difficult to grow assets and income;
•
if the economy deteriorates in a manner that significantly impacts general business conditions, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;
•
collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•
our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
•
the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•
as the result of changes in general interest rates, the difference between the yields earned on our assets and the cost of our interest-bearing liabilities may change relative to each other, resulting in the potential reduction of net interest spread and margin;
•
a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•
our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•
we rely on third party vendors for certain services and the unavailability of a critical service due to a widespread recurrence of the COVID-19 outbreak could have an adverse effect on us; and
•
Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Condensed Income Statement
Interest and dividend income	$11,706	$12,066	$22,688	$23,008
Interest expense	1,729	1,851	3,244	4,233
Net interest income	9,977	10,215	19,444	18,775
Provision for loan losses	59	929	161	1,957
	9,918	9,286	19,283	16,818
Noninterest income excluding net gains on sales of securities, fixed assets, loans and foreclosed real estate	1,277	1,295	2,755	2,585
Net gains on sales of securities, fixed assets, loans and foreclosed real estate	48	90	105	411
(Losses) gains on marketable equity securities	(29)	49	39	283
Noninterest expense	7,146	6,845	14,398	13,481
Income before income taxes	4,068	3,875	7,784	6,616
Provision for income taxes	780	851	1,501	1,400

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$3,288	$3,024	$6,283	$5,216
Net income attributable to noncontrolling interest	16	15	61	53
Net income attributable to Pathfinder Bancorp Inc.	$3,272	$3,009	$6,222	$5,163

	For the Periods Ended
	(Unaudited)
	June 30,	December 31,	June 30,
	2022	2021	2021
Selected Balance Sheet Data
Assets	$1,363,085	$1,285,177	$1,259,691
Earning assets	1,279,355	1,212,139	1,189,711
Total loans	866,289	832,459	834,952
Deposits	1,137,844	1,055,346	1,031,670
Borrowed funds	75,721	77,098	83,734
Allowance for loan losses	13,078	12,935	14,603
Subordinated loans	29,646	29,563	29,482
Pathfinder Bancorp, Inc. Shareholders' equity	107,721	110,287	103,235

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.00%	0.12%	0.03%
Allowance for loan losses to period end loans	1.51%	1.55%	1.75%
Allowance for loan losses to nonperforming loans	111.90%	155.99%	91.30%
Nonperforming loans to period end loans	1.35%	1.00%	1.92%
Nonperforming assets to total assets	0.87%	0.65%	1.27%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2022	2021	2022	2021
Key Earnings Ratios
Return on average assets	0.99%	0.95%	0.94%	0.81%
Return on average common equity	12.08%	14.17%	11.34%	12.36%
Return on average equity	12.08%	11.73%	11.34%	10.19%
Net interest margin	3.14%	3.42%	3.10%	3.13%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding- Voting	4,549	4,464	4,543	4,453
Basic earnings per share- Voting	$0.54	$0.50	$1.03	$0.87
Basic weighted average shares outstanding- Series A Non-Voting	1,380	197	1,380	99
Basic earnings per share- Series A Non-Voting	$0.54	$0.51	$1.03	$0.87
Diluted weighted average shares outstanding- Voting	4,549	4,464	4,543	4,453
Diluted earnings per share- Voting	$0.54	$0.50	$1.03	$0.87
Diluted weighted average shares outstanding- Series A Non-Voting	1,380	197	1,380	99
Diluted earnings per share- Series A Non-Voting	$0.54	$0.51	$1.03	$0.87
Cash dividends per share	$0.09	$0.07	$0.09	$0.14
Book value per common share at June 30, 2022 and 2021			$17.96	$17.37
Tangible book value per common share at June 30, 2022 and 2021			$17.18	$16.59
Tangible common equity to tangible assets at June 30, 2022 and 2021			7.59%	7.85%
Tangible common equity to tangible assets at June 30, 2022 and 2021, adjusted			7.62%	8.20%

	For six months
	ended June 30,
	(Unaudited)
Non-GAAP Reconciliation	2022	2021
Tangible book value per common share
Total equity	$107,721	$103,235
Intangible assets	(4,644)	(4,661)
Common tangible equity	$103,077	$98,574
Common shares outstanding	5,999	5,943
Tangible book value per common share	$17.18	$16.59

Tangible common equity to tangible assets
Tangible common equity	$103,077	$98,574
Tangible assets	1,358,441	1,255,030
Tangible common equity to tangible assets ratio	7.59%	7.85%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$103,077	$98,574
Tangible assets	1,358,441	1,255,030
Less: Paycheck Protection Program (PPP) loans	(4,877)	(53,610)
Total assets excluding PPP loans	$1,353,564	$1,201,420
Tangible common equity to tangible assets ratio, excluding PPP loans	7.62%	8.20%

* Basic and diluted earnings per share are calculated based upon the two-class method for the six months ended June 30, 2022 and 2021.

Weighted average shares outstanding do not include unallocated ESOP shares.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended June 30,
	(Unaudited)
	2022			2021
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$863,369	$8,974	4.16%	$856,380	$9,784	4.57%
Taxable investment securities	351,952	2,574	2.93%	303,858	2,239	2.95%
Tax-exempt investment securities	37,088	143	1.54%	11,226	42	1.50%
Fed funds sold and interest-earning deposits	17,871	15	0.34%	24,948	1	0.02%
Total interest-earning assets	1,270,280	11,706	3.69%	1,196,412	12,066	4.03%
Noninterest-earning assets:
Other assets	74,842			80,159
Allowance for loan losses	(13,039)			(14,016)
Net unrealized (losses) gains on available-for-sale securities	(9,268)			1,872
Total assets	$1,322,815			$1,264,427
Interest-bearing liabilities:
NOW accounts	$105,612	$78	0.30%	$92,412	$74	0.32%
Money management accounts	16,467	4	0.10%	15,988	4	0.10%
MMDA accounts	261,203	312	0.48%	238,791	241	0.40%
Savings and club accounts	140,365	50	0.14%	121,584	40	0.13%
Time deposits	385,049	690	0.72%	372,807	785	0.84%
Subordinated loans	29,619	430	5.81%	32,643	408	5.00%
Borrowings	70,574	165	0.94%	88,109	299	1.36%
Total interest-bearing liabilities	1,008,889	1,729	0.69%	962,334	1,851	0.77%
Noninterest-bearing liabilities:
Demand deposits	194,287			187,877
Other liabilities	11,263			11,598
Total liabilities	1,214,439			1,161,809
Shareholders' equity	108,376			102,618
Total liabilities & shareholders' equity	$1,322,815			$1,264,427
Net interest income		$9,977			$10,215
Net interest rate spread			3.00%			3.26%
Net interest margin			3.14%			3.42%
Ratio of average interest-earning assets to average interest-bearing liabilities			125.91%			124.32%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the six months ended June 30,
	(Unaudited)
	2022			2021
			Average			Average
	Average		Yield /	Average		Yield /
(Dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans	$854,374	$17,666	4.14%	$852,972	$18,631	4.37%
Taxable investment securities	340,684	4,742	2.78%	306,278	4,302	2.81%
Tax-exempt investment securities	34,917	261	1.49%	11,495	71	1.24%
Fed funds sold and interest-earning deposits	24,812	19	0.15%	28,660	4	0.03%
Total interest-earning assets	1,254,787	22,688	3.62%	1,199,405	23,008	3.84%
Noninterest-earning assets:
Other assets	83,199			81,248
Allowance for loan losses	(13,035)			(13,539)
Net unrealized (losses) gains on available-for-sale securities	(5,323)			1,595
Total assets	$1,319,628			$1,268,709
Interest-bearing liabilities:
NOW accounts	$106,160	$149	0.28%	$93,598	$130	0.28%
Money management accounts	16,271	8	0.10%	15,794	8	0.10%
MMDA accounts	261,549	558	0.43%	237,050	496	0.42%
Savings and club accounts	139,480	98	0.14%	116,479	72	0.12%
Time deposits	381,506	1,286	0.67%	385,918	1,965	1.02%
Subordinated loans	29,598	842	5.69%	36,009	965	5.36%
Borrowings	67,071	303	0.90%	86,598	597	1.38%
Total interest-bearing liabilities	1,001,635	3,244	0.65%	971,446	4,233	0.87%
Noninterest-bearing liabilities:
Demand deposits	196,712			184,180
Other liabilities	11,585			11,769
Total liabilities	1,209,932			1,167,395
Shareholders' equity	109,696			101,314
Total liabilities & shareholders' equity	$1,319,628			$1,268,709
Net interest income		$19,444			$18,775
Net interest rate spread			2.97%			2.97%
Net interest margin			3.10%			3.13%
Ratio of average interest-earning assets to average interest-bearing liabilities			125.27%			123.47%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	(Unaudited)			(Unaudited)
	Three months ended June 30,			Six months ended June 30,
	2022 vs. 2021			2022 vs. 2021
	Increase/(Decrease) due to			Increase/(Decrease) due to
			Total			Total
			Increase			Increase
(In thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income:
Loans	$519	$(1,329)	$(810)	$90	$(1,055)	$(965)
Taxable investment securities	460	(125)	335	551	(111)	440
Tax-exempt investment securities	100	1	101	172	18	190
Interest-earning deposits	(3)	17	14	(2)	17	15
Total interest income	1,076	(1,436)	(360)	811	(1,131)	(320)
Interest Expense:
NOW accounts	$32	(28)	4	18	1	19
MMDA accounts	23	48	71	52	10	62
Savings and club accounts	6	4	10	15	11	26
Time deposits	151	(246)	(95)	(22)	(657)	(679)
Subordinated loans	(184)	206	22	(268)	145	(123)
Borrowings	(52)	(82)	(134)	(116)	(178)	(294)
Total interest expense	(24)	(98)	(122)	(321)	(668)	(989)
Net change in net interest income	$1,100	$(1,338)	$(238)	$1,132	$(463)	$669

The above information is preliminary and based on the Company's data available at the time of presentation.